Exhibit 99.1

United Industrial Corporation Announces Offering of Convertible Senior Notes

For Immediate Release

Hunt Valley, Md., Sept. 8, 2004 — United Industrial Corporation (NYSE: UIC) announced today that it plans to offer $100 million in aggregate principal amount of convertible senior notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Company also plans to grant the initial purchasers of the notes an option to purchase within 13 days from the date of issuance up to an additional $20 million aggregate principal amount of the notes.

It is contemplated that the convertible notes will be senior unsecured obligations of the Company and will be guaranteed by AAI Corporation, the Company’s Defense segment operating subsidiary. It is also contemplated that the notes will be convertible into shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock.  The Company intends to use up to $25 million of the net proceeds from the offering to repurchase shares of its common stock in privately negotiated transactions concurrently with, and contingent upon, the purchase of the notes. The Company plans to use the excess proceeds for potential acquisitions and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

For more information on UIC, visit http://www.unitedindustrial.com.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements.  The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.